Exhibit 10.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS TRANSFERABLE ONLY UPON THE CONDITIONS SPECIFIED HEREIN.

PROMISSORY NOTE

US $493,643.77	October 19, 2006

FOR VALUE RECEIVED, the undersigned, Texhoma Energy, Inc., which has a business address of Suite 340, 2200 Post Oak Blvd., Houston, Texas 77056 ("Maker"), hereby promises to pay to the order of Jacobs Oil & Gas Limited, which has an address of Suite 2404, 1500 Howe Street, Vancouver BC, Canada V6Z 2N1 ("Payee"), the principal sum of Four hundred ninety three thousand, six hundred forty three Dollars and seventy seven Cents ($493,643.77) (the “Loan Funds”), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note represents indebtedness owed to Mr. Frank Jacobs, the Maker’s former Chief Executive Officer, in management fees and expenses, which are summarized on the attached timetable (the “Timetable”), which is attached hereto as Exhibit A. Mr. Jacobs has undertaken to update the Maker on a quarterly basis of the outstanding amount due in Loan Funds, which is secured by this Promissory Note.

Interest on the unpaid principal and accrued and unpaid interest on this Note shall bear interest at the rate of 6% per annum, accruing monthly in arrears until paid in full. Interest will be computed on the basis of a 360-day year. Interest on the Loan Funds shall accrue from the date such Loan Funds are communicated to the Maker in the form of the Timetable to be communicated to the Maker on a quarterly basis as described above.

The entire amount of the Note, including any outstanding Loan Funds and any accrued and unpaid interest thereon shall be due and payable by the maker on demand. Any amount of principal or interest not paid on the Note when due (defined herein as an “Event of Default”) shall accrue interest at the rate of fifteen percent (15%) per annum until paid. In addition to the default interest on the Note, the full repayment of the Note and any accrued and unpaid interest shall be secured by a Security Agreement entered into between the Payee and the Maker, attached hereto as Exhibit B.

This Note is intended to protect Mr. Jacobs both from currency fluctuations in connection with the Loan Funds and costs incurred by Mr. Jacobs to secure the amounts loaned to the Maker in connection with the Loan Funds.

This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day. This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests or obligations to this Note without the prior written approval of Maker.

No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate.

In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate, computed from the dates of each advance of the loan proceeds outstanding until payment. If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any nonprincipal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law.

Except as provided herein, Maker and any sureties, guarantors and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personalliability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees.

This Note shall be construed and enforced under and in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

Texhoma Energy, Inc.

/s/ Max Maxwell
Max Maxwell
Chief Executive Officer and President

Exhibit A

Loan Funds Balance

Capital Advances

Jacobs Oil & Gas	US$

13-Mar-06 Electronic Payment	$ 5,000.00	$ -	$ 5,000.00
Luke Zouvas	$ -	$ -	$ -
18-Apr-06 TD Bank account	$ 27,000.00	$ -	$ 32,000.00

Frank Jacobs
7-Apr-06 Electronic Transfer	$ 155,484.27	$ -	$ 155,484.27
24-Apr-06 Electronic Transfer	$ 41,416.48	$ 3,099.25	$ 200,000.00 Exchange losses and costs
30-Apr-06 Electronic Transfer	$ (41,416.48)	$ -	$ 158,583.52
8-Sep-06 Electronic Transfer	$ 88,697.54	$ -	$ 247,281.06 C$100,080.01

                                                                                                                                                                ____________
30-Sep-06 Total Capital Advances	$ 279,281.06

Expenses

June 30, 2006 Balance	$ 29,362.71

Professional Fees
September 30, 2006 Balance	$ 185,000.00

                                                                                                                                                                ____________
Loan Funds Balance	$ 493,643.77